UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15 (d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (date of earliest event reported): May 7, 2007
Commission File No. 001-10403
TEPPCO Partners, L.P.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	76-0291058 (I.R.S. Employer Identification Number)
1100 Louisiana Street, Suite 1300
Houston, Texas 77002
(Address of principal executive offices, including zip code)
(713) 381-3636
(Registrant’s telephone number, including area code)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
Item 8.01 Other Events.
     On May 7, 2007, all of the membership interests in our general partner, Texas Eastern Products Pipeline Company, LLC, were contributed by DFI GP Holdings, L.P., which is controlled by Dan L. Duncan and certain of his affiliates, including EPCO, Inc., to Enterprise GP Holdings L.P., a publicly traded partnership that is also controlled by Mr. Duncan and affiliates. Duncan Family Interests, Inc., an indirect wholly owned subsidiary of EPCO, also contributed 4,400,000 units representing limited partner interests in us, or approximately 5% of our limited partner units, to Enterprise GP Holdings in the transaction. Enterprise GP Holdings issued partnership securities to DFI GP Holdings and Duncan Family Interests in exchange for the contributions.
     Concurrently with the acquisition of our general partner and our units, Enterprise GP Holdings acquired for approximately $1.65 billion in cash (i) approximately 34.9% of the membership interests of LE GP, LLC, the general partner of Energy Transfer Equity, L.P., a publicly traded partnership that directly and indirectly owns general and limited partner interests in Energy Transfer Partners, L.P., and (ii) approximately 17.6% of the outstanding limited partner interests in Energy Transfer Equity. Energy Transfer Partners is a publicly traded partnership engaged in the natural gas midstream and transportation and storage businesses and a retail marketer of propane in the United States.
     In connection with the transfer of our general partner, Enterprise GP Holdings amended and restated the limited liability company agreement of our general partner in its entirety. Substantially all of the changes effectuated by the amended and restated agreement were made to comport with our amended and restated partnership agreement or the limited liability company agreements of EPE Holdings, LLC, the general partner of Enterprise GP Holdings, and other entities controlled by Mr. Duncan. Such changes include:
•	specifying seven as the maximum number of members of the board of directors;

•	providing that any vacancies and newly created directorships resulting from any increase in the authorized number of directors or any other cause be filled by the sole member;

•	eliminating the specification that the member’s appointment of directors and the board of directors’ appointment of certain executive officers occur annually; and

•	providing indemnification rights for the present and former members of our general partner, along with other changes conforming generally to the indemnification provisions of our partnership agreement.
     The foregoing summary does not purport to be a complete summary of the amended and restated limited liability company agreement or the changes effected thereby, and is qualified by reference to such agreement, a copy of which is filed as Exhibit 3 hereto and incorporated into this report by this reference.
     We believe the transfer of our general partner, when taken together with other transfers of interests in our partnership that occurred within the past twelve months, constituted the sale or exchange of 50% or more of our capital and profits interests for federal income tax purposes and resulted in the termination of our partnership for such purposes. This termination will, among other things, result in the closing of our taxable year for all unitholders and will result in a deferral of depreciation deductions allowable in computing our taxable income. As a result, our unitholders will be allocated an increased amount of federal taxable income for 2007 as a percentage of the cash distributed to them with respect to that period.

Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits:

Exhibit
Number	Description

3	Amended and Restated Limited Liability Company Agreement of Texas Eastern Products Pipeline Company, LLC

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TEPPCO Partners, L.P. (Registrant)
	By:	Texas Eastern Products Pipeline Company, LLC General Partner
Date: May 10, 2007	/s/ William G. Manias
William G. Manias
Vice President and Chief Financial Officer

Exhibit Index

Exhibit
Number	Description

3	Amended and Restated Limited Liability Company Agreement of Texas Eastern Products Pipeline Company, LLC